                                                  ==============================
                                                           OMB APPROVAL
                                                  ==============================
                                                  OMB Number: 3235-0145
                                                  Expires: October 31, 2002
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                  ==============================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                  SCHEDULE 13G
                              (Section 240.13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                          (Amendment No. ___________)1


                          Consortium G Dina Group, Inc.
                     (Consorcio G Grupo Dina, S.A. de C.V.)
                                (Name of Issuer)


                     Series L Stock, as the equity security
               underlying the Series L American Depository Shares
                         (Title of Class of Securities)


                                    210306205
                                 (CUSIP Number)


                                  July 1, 1997
             (Date of Event which Requires Filing of this Statement)


      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

       [ ]           Rule 13d-1(b)
       [X]           Rule 13d-1(c)
       [ ]           Rule 13d-1(d)

----------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act")or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           2,774,378 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      2,774,378 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,774,378  [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.9 % [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           2,925,224 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      2,925,224 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,925,224 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.1 % [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           653,664 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      653,664 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         653,664 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.2 % [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           432,174 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      432,174 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         432,174 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.8 % [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           340,597 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      340,597 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         340,597 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.6 % [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         PN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, is the deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           385,646 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      385,646 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         385,646 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.7 % [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IA, OO
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           4,486,352 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      4,486,352 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,486,352 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.6 % [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IA, OO
===============================================================================

                                       13G
===============================

 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           7,511,683 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      7,511,683 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,511,683 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         12.1 % [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         OO
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

                                       13G
===============================
 CUSIP No. 210306205
===============================

===============================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Mark C. Wehrly
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) [   ]

                                                                  (b) [ X ] **
     ** The reporting persons making this filing are the deemed beneficial holders of an aggregate of 11,998,039 Series L Shares, which is
          18.1% of the class of securities. The reporting person on this cover page, however, may be deemed beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
-------------------------------------------------------------------------------
   NUMBER OF      5   SOLE VOTING POWER

    SHARES            -0-
-------------------------------------------------------------------------------
 BENEFICIALLY     6   SHARED VOTING POWER

   OWNED BY           11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
     EACH         7   SOLE DISPOSITIVE POWER

   REPORTING          -0-
-------------------------------------------------------------------------------
  PERSON WITH     8   SHARED DISPOSITIVE POWER

                      11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,998,039 [See Preliminary Note]
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (See Instructions)                            [   ]

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         18.1% [See Preliminary Note]
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IN
===============================================================================

     Preliminary  Note: The Reporting Persons (as defined below) are filing this
Schedule 13G with respect to the Series L Stock (the " Series L Shares") of Consortium G Dina Group, Inc. (the "Company"), as the equity security underlying the Series L American Depository Shares (the "Series L ADS Shares") issued by the Company. The Reporting Persons are not the record holders of any Series L ADS Shares or any Series L Shares. Some of the Reporting Persons are the record holders of certain of the Company's 8% Convertible Subordinated Debentures due August 8, 2004 (the "Debentures"). Pursuant to the terms and conditions of the Indenture dated as of August 8, 1994 between the Company as the Issuer and Bankers Trust Company as Trustee for up to $164,000,000 of the Debentures, the Debentures are immediately convertible into Series L ADS Shares. The Reporting Persons are therefore filing this initial Schedule 13G with respect to the Series L Shares which they are deemed to beneficially own through their ownership of Debentures. All numbers and percentages contained in this Schedule 13G represent Series L Shares, and not Series L ADS Shares.

     The Reporting Persons' holdings of the Debentures have been acquired over a period of several years and have been reported publicly in the quarterly
Schedules 13F filed by Farallon Capital Management, L.L.C. for each quarter since the quarter ended March 31, 1998.

Item 1.  Issuer

          (a) Name of Issuer:

               Consortium G Dina Group, Inc. (Consorcio G Grupo Dina, S.A. de C.V.) (the "Company")

          (b) Address of Issuer's Principal Executive Offices:

               Tlacoquemecatl 41, Colonia Del Valle, 03100, Mexico D.F., Mexico

Item 2.  Identity And Background.

     Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))

     This statement relates to Series L Shares (as the equity security underlying the Series L ADS Shares) of the Company. The CUSIP number of the Series L ADS Shares is 210306205.

     Name  Of  Persons  Filing,   Address  Of  Principal   Business  Office  And
     Citizenship (Item 2(a), (b) and (c))

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

     The Partnerships

          (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Series L Shares of which it is the deemed beneficial owner;

          (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Series L Shares of which it is the deemed beneficial owner;

          (iii)Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Series L Shares of which it is the deemed beneficial owner;

          (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Series L Shares of which it is the deemed beneficial owner;

          (v) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP"), with respect to the Series L Shares of which it is the deemed beneficial owner; and

          (vi) Tinicum   Partners,   L.P.,  a  New  York   limited   partnership
               ("Tinicum"), with respect to the Series L Shares of which it is the deemed beneficial owner.

     FCP, FCIP, FCIP II, FCIP III, FCCP and Tinicum are together referred to herein as the "Partnerships."

     The Management Company

          (vii)Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Series L Shares of which certain accounts managed by the Management Company are the deemed beneficial owner (the "Managed Accounts")2.

     The General Partner Of The Partnerships

          (viii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with

----------------
     2Of the Series L Shares reported by the Management Company on behalf of the Managed Accounts, 134,464 Series L Shares (equal to approximately 0.2% of the total Series L Shares currently outstanding) are deemed to be beneficially owned by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

               respect to the Series L Shares of which each Partnership is the deemed beneficial owner.

     The Managing Members Of the General Partner And The Management Company

          (iv)The following eleven persons who are managing members of both the General Partner and the Management Company, with respect to the Series L Shares of which the Partnerships and the Managed Accounts are the deemed beneficial owners: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F.
     Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen other than Enrique H. Boilini who is an Argentinean citizen.

     The address of the principal business office of each of the Reporting Persons other than Enrique Boilini is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The address of Enrique Boilini is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830.

Item 3. If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity Specified in (a) - (j):

          Not Applicable.

          If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This Box. [X]

Item 4. Ownership

     The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

     The Debentures in respect of which each Partnership is deemed to beneficially own Series L Shares are owned directly by each such Partnership and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed the beneficial owner of the Series L Shares beneficially owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed the beneficial owner of the Series L Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Series L Shares beneficially owned by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Series L Shares.

Item 5. Ownership Of Five Percent Or Less Of A Class

          Not Applicable.

Item 6. Ownership Of More Than Five Percent On Behalf Of Another Person

          Not Applicable.

Item 7. Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Holding Company

          Not Applicable.

Item 8. Identification And Classification Of Members Of The Group

          Not Applicable.

Item 9. Notice Of Dissolution Of Group

          Not Applicable.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 8, 2000

                    /S/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                    on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                    By Joseph F. Downes
                    Managing Member

                    /S/ Joseph F. Downes
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.
                    By Joseph F. Downes
                    Managing Member

                    /S/ Joseph F. Downes
                    ----------------------------------------
                    Joseph F. Downes, individually and as
                    attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, William F. Duhamel,
                    Andrew B. Fremder, Richard B. Fried,
                    William F. Mellin, Stephen L. Millham,
                    Meridee A. Moore, Thomas F. Steyer
                    and Mark C. Wehrly.

      The Powers of Attorney, each executed by Boilini, Cohen, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class

A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference.